EXHIBIT 99.1

News Release From Lifeline Systems, Inc.

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com	FOR IMMEDIATE RELEASE

Lifeline Systems Reports 13 Percent Revenue Increase and

Double-Digit Net Income Growth for First Quarter

Subscriber Base Grows Nearly 10 Percent to More Than 433,000;

Gross Margin Increases to 56 Percent

FRAMINGHAM, Mass. – April 19, 2005 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the first quarter ended March 31, 2005.

Lifeline’s net income for the first quarter of 2005 was $3.3 million, or $0.23 per diluted share, including approximately $400,000 associated with the favorable settlement of an income tax audit. Excluding this tax settlement, net income increased 31 percent to $2.9 million, or $0.20 per diluted share, from $2.2 million, or $0.16 per diluted share for the first quarter last year.

Total revenue for the first quarter of 2005 increased 13 percent to $35 million from $31 million for the comparable period last year. Service revenue grew 15 percent to $28.4 million from $24.7 million for the first quarter of 2004. Product revenue for the first quarter of 2005 increased to $6.5 million from $6.0 million a year earlier.

Comments on the First Quarter

“We continued to make progress during the first quarter of 2005 in executing on Lifeline’s strategy,” said Ron Feinstein, president and chief executive officer. “Our integrated healthcare direct marketing and traditional referral marketing initiatives are succeeding in raising awareness within our core healthcare channel and generating organic growth in our subscriber base. As evidenced by a reduction in DSOs to 29 days from 31 in Q1 last year, our working capital initiatives continued to improve the Company’s liquidity, and our recent technology investments and operational process enhancements further improved the Company’s margins.”

“While posting further growth in service revenues, we continued to improve service profitability in Q1,” Feinstein said. “The lifetime value of our subscribers continued to increase, and we further enhanced our fixed-cost leverage by improving the productivity, utilization and scalability of our business processes and systems. As a result, total gross margin increased to 56 percent from 53 percent in the first quarter of 2004. At the same time, we maintained a product gross margin of 64 percent.”

Comments on Lifeline’s Business Outlook

“Lifeline will continue to pursue its operational and financial objectives in 2005,” said Feinstein. “Adding to our subscriber base through an increased commitment to marketing and increasing the lifetime revenue per subscriber remain our highest growth priorities. As we look to the quarters ahead, our balance sheet remains debt free and liquid, with cash and short term investments of $46.0 million and working capital of $51.6 million. North America’s population is aging, healthcare costs are rising, and baby boomers are demonstrating an increasing propensity to assume caregiving responsibilities for their elderly family members. Our goal is to continue leveraging the Company’s strengths and these favorable fundamentals to drive additional top-line growth and further improve the profitability of Lifeline’s business.”

About the First-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com. Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, Wednesday, April 20. At that time, Feinstein and Chief Financial Officer Mark Beucler will summarize the Company’s first-quarter 2005 financial results, review operational highlights and discuss Lifeline’s strategic initiatives. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website, www.lifelinesys.com. Lifeline’s first-quarter conference call also can be accessed by dialing 913.981.5509 at least five minutes prior to the call. A replay of the call will be available at Lifeline’s website.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of March 31, 2005, the Company supported more than 433,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s plans to add to its subscriber base, increase lifetime revenue per subscriber, expand its direct marketing program, and achieve its operational and financial objectives in 2005, are subject to certain risks and uncertainties, and actual results may differ materially from expectations.

These risks and uncertainties include the risk that the Company’s direct marketing competencies will not be successful in generating incremental revenue and profitability, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

Lifeline’s First-Quarter 2005 Financial Statements Follow . . .

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LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended March 31,
	2005	2004
Revenues
Services	$28,407	$24,676
Net product sales	6,501	6,020
Finance income	81	254

Total revenues	34,989	30,950

Costs and expenses
Cost of services	13,136	12,523
Cost of sales	2,363	2,169
Selling, general and administrative	14,415	12,107
Research and development	615	510

Total costs and expenses	30,529	27,309

Income from operations	4,460	3,641
Other income, net	219	63

Income before taxes	4,679	3,704
Provision for income taxes	1,412	1,518

Net income	$3,267	$2,186

Net income per weighted average share:
Basic	$0.24	$0.16

Diluted	$0.23	$0.16

Weighted average shares:
Basic	13,804	13,433

Diluted	14,464	14,008

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,013	$42,428
Short-term investments	5,000	5,000
Accounts receivable, net	10,864	12,209
Inventories	5,369	4,546
Net investment in sales-type leases	1,874	1,906
Prepaid expenses and other current assets	2,315	2,369
Deferred income taxes	1,092	1,092

Total current assets	67,527	69,550

Property and equipment, net	33,281	34,030
Goodwill, net	9,031	8,821
Other intangible assets, net	14,074	12,838
Net investment in sales-type leases	3,243	3,636
Other assets	91	173

Total assets	$127,247	$129,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,040	$2,485
Accrued expenses	4,633	4,631
Accrued payroll and payroll taxes	3,468	5,910
Accrued income taxes	1,453	3,714
Deferred revenues	1,883	2,150
Other current liabilities	2,439	2,604

Total current liabilities	15,916	21,494

Deferred income taxes	6,511	6,511
Other non-current liabilities	3,006	3,302

Total liabilities	25,433	31,307
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 13,934,723 shares issued and outstanding at March 31, 2005 and 13,832,630 shares issued and outstanding at December 31, 2004	279	277
Additional paid-in capital	31,452	30,657
Retained earnings	69,601	66,334
Unearned compensation	(434)	(471)
Accumulated other comprehensive income/cumulative translation adjustment	916	944

Total stockholders’ equity	101,814	97,741

Total liabilities and stockholders’ equity	$127,247	$129,048